Exhibit 10.1

CASABLANCA OPTION AGREEMENT

CASABLANCA OPTION AGREEMENT (this “Option Agreement”), dated as of December 22, 2009, by and among CapitalSource Inc., a Delaware corporation (“CapitalSource”), CSE SLB LLC, a Delaware limited liability company (“CSE SLB”), and Omega Healthcare Investors, Inc., a Maryland corporation (the “Buyer”).  Capitalized terms used in this Option Agreement shall have the respective meanings ascribed to them in Section 13 hereof.  CapitalSource and CSE SLB are collectively referred to herein as the “Sellers.”

R E C I T A L S:

WHEREAS, CSE SLB owns 100% of the membership interests (the “Casablanca Units”) of CSE Casablanca Holdings LLC, a Delaware limited liability company (“Casablanca Holdings”), which in turn owns, through various direct and indirect subsidiaries (the “Casablanca Subsidiaries”), the various healthcare properties identified by the physical addresses listed on Schedule I hereto (each a “Casablanca Property” and collectively, the “Casablanca Properties”); and

WHEREAS, pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of November 17, 2009, by and among Buyer, the Sellers and the other parties identified on the signature pages thereto, Buyer has purchased from the Sellers an option to acquire the Casablanca Units on the terms and conditions set forth therein and herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

SECTION 1.  GRANT OF OPTION

Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in, this Option Agreement, (i) for and in consideration of the Casablanca Option Price, Sellers hereby grant to Buyer the exclusive option (but not the obligation) to purchase and acquire at any time during the Option Period the Casablanca Units on the terms and conditions set forth herein (the “Casablanca Option”); and (ii) in the event Buyer elects to exercise the Casablanca Option as set forth in Section 3 hereof, then, Sellers, as applicable, shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from such Sellers, free and clear of all Encumbrances except for Permitted Securities Encumbrances, the Casablanca Units.

SECTION 2.  PURCHASE AND SALE OF OPTION AND CASABLANCA UNITS

2.1    Purchase Price for Casablanca Option.

The aggregate consideration for the purchase of the Casablanca Option payable by Buyer to Seller on the date hereof in accordance with Section 2.1 of the Purchase Agreement, is $25,000,000 (the “Casablanca Option Price”), which such Casablanca Option Price is payable in the form of a number of shares of Buyer Common Stock (as defined in the Purchase Agreement) calculated pursuant to Section 2.1(b) of the Purchase Agreement.

2.2   Purchase Price For Casablanca Units.

(a)   In the event Buyer elects to exercise the Casablanca Option, the aggregate purchase price for the Casablanca Units payable by the Buyer to Sellers shall be $295,210,829 (the “Base Purchase Price”), consisting of:

(i)   an amount in cash equal to $30,510,829 (the “Initial Cash Consideration”), increased or decreased in accordance with Sections 2.2(b), 2.2(c), 2.3 and, if applicable, 6.17 (such adjusted Initial Cash Consideration, the “Cash Consideration” and such adjustments, the “Closing Adjustments”);

(ii)   $264,700,000 of Indebtedness of the Casablanca Subsidiaries assumed or paid off by the Buyer, which such Indebtedness shall be designated in a certificate delivered from Sellers no later than five (5) Business Days prior to the Closing Date (the “Assumed Indebtedness”).

The Base Purchase Price as adjusted pursuant to this Option Agreement is referred to as the “Final Purchase Price.”  The allocation of the Final Purchase Price among the Casablanca Properties is set forth on Schedule 2.1(a) of the Purchase Agreement.  The Cash Consideration shall be paid to Sellers or their Affiliates as directed by Sellers in a notice delivered no less than three (3) Business Days prior to the Closing.

(b)   In the event that any of the Casablanca Subsidiaries or Casablanca Properties are sold between the date hereof and the Closing Date, the Initial Cash Consideration shall be reduced by the greater of (i) the net proceeds of such sale or (ii) the purchase price allocated to such Casablanca Property on Schedule 2.1(a) to the Purchase Agreement; provided, however, that there shall be no reduction in the Initial Cash Consideration with respect to a sale of CSE Pittsburg or the Pittsburg Facility.

(c)   On the Closing Date, the Initial Cash Consideration shall be (i) increased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed Indebtedness is less than $264,700,000 or (ii) decreased, dollar-for-dollar, to the extent the aggregate principal amount of Assumed Indebtedness is greater than $264,700,000.

(d)   [Intentionally left blank]

(e)   Tax Treatment of the Purchase and Sale of Casablanca Units.  Solely for U.S. federal Income Tax purposes, the Buyer and each Seller, as applicable, shall treat the purchase and sale of the Casablanca Units pursuant to Buyer’s exercise of the Casablanca Option under this Option Agreement as a purchase and sale of each of the Casablanca Properties and other assets owned by the Casablanca Subsidiaries.  The purchase price for Income Tax purposes of the Casablanca Properties and other assets shall equal the Final Purchase Price (plus the Casablanca Option Price and any other items constituting consideration for purposes of Section 1060 of the Code).  The allocation of such purchase price to the Casablanca Properties and other assets of the Casablanca Subsidiaries shall be agreed to by the Buyer and Sellers within ninety (90) days after the Closing Date.  The Buyer and Sellers and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to, IRS Form 8594 (Asset Acquisition Statement) consistent with such allocation).  None of the Sellers or the Buyer shall take any position for U.S. federal Income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation unless required to do so by applicable Law. In the event that any Tax authority disputes such allocation, Sellers or the Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute.

2.3   Additional Adjustments and Apportionments.

(a)   Sellers and the Buyer hereby acknowledge and agree that, as of the Closing Date:  (i) certain costs and expenses, including any Taxes (franchise, income or other), relating to the Casablanca Subsidiaries and the Casablanca Properties, (A) may have accrued during and be applicable for the period ending at 12:01 a.m. (New York time) on the Closing Date (such period, the “Pre-Closing Period”) but will not have been paid by Sellers or the applicable Casablanca Subsidiary prior to the end of the Pre-Closing Period (such accrued expenses, if any, that are unpaid as of the end of the Pre-Closing Period being hereinafter referred to as “Accrued Expenses”) or (B) will not accrue until, or may be applicable for, the period after 12:01 a.m. (New York time) on the Closing Date (the “Post-Closing Period”) but will have been paid by Sellers or one or more of the applicable Casablanca Subsidiaries prior to the beginning of the Post-Closing Period (such unaccrued expenses, if any, that have been prepaid as of the beginning of the Post-Closing Period being hereinafter referred to as “Prepaid Expenses”); and (ii) certain items of income and revenue relating to the Casablanca Subsidiaries and the Casablanca Properties, including, without limitation, rental income (excluding Past Due Rent), (A) may have accrued during or be applicable for the Pre-Closing Period but will not have been paid during the Pre-Closing Period (such accrued income, revenue and other amounts, if any, that are unpaid as of the end of the Pre-Closing Period, the “Accrued Income”) or (B) will not accrue until, or may be applicable for, the Post-Closing Period but will have been paid prior to the Post-Closing Period (such unaccrued income, revenue and other amounts, if any, that has been prepaid as of the beginning of the Post-Closing Period being hereinafter referred to as “Prepaid Income”).  Subject to the other provisions herein contained, the Accrued Expenses, Prepaid Expenses, Accrued Income and Prepaid Income shall be apportioned (on the basis of a 365 day year) to Sellers with respect to the Pre-Closing Period and the Buyer with respect to the Post-Closing Period.  Notwithstanding the foregoing, “Accrued Income” shall exclude any rent as to which the Tenant is fifteen (15) days or more past due as of the Closing Date (“Past Due Rent”), and “Accrued Expenses” shall exclude any accrued, but unpaid costs or expenses for which a Tenant is obligated to reimburse any of the Casablanca Subsidiaries pursuant to the terms of a Property Lease; provided, however, that in the event a Tenant is, as of the Closing Date, in default of (and all applicable cure periods have expired), or disputing any obligation to pay such costs or expenses, the amount thereof shall be payable by Sellers for purposes of calculating the apportionments contemplated by this Section 2.3(a).  Subsequent to the Closing Date, the Buyer shall use its commercially reasonable efforts to enforce the terms of the applicable Property Lease and shall remit to Sellers the amount of any such defaulted or disputed costs and expenses together with any Past Due Rent actually collected by the Buyer less all fees and expenses incurred by the Buyer in collecting such monies.  In addition to the foregoing, any deposits reflected on Schedule 4.6(e) of the Disclosure Schedule held by Sellers or any of the Casablanca Subsidiaries (excluding any amounts set forth on Schedule 2.3(c)), will be paid (if not already held in an account of the Casablanca Subsidiaries) over to the Buyer on the Closing Date or contributed to the Casablanca Subsidiaries on or prior to the Closing Date.

(b)   Not later than ten Business Days prior to the Closing Date, Sellers shall prepare and deliver to the Buyer a written statement setting forth, as of the Closing Date, a reasonably detailed good faith calculation of the Accrued Expenses, Prepaid Expenses, Accrued Income and Prepaid Income for each of the Casablanca Subsidiaries and Casablanca Properties.  The Buyer shall have the right to review such written statement and shall notify Sellers of any objection thereto within three Business Days after the receipt thereof.  Sellers and the Buyer shall negotiate in good faith to attempt to resolve any objection made by the Buyer, provided that if the parties are unable to agree upon a reasonably detailed calculation of such amounts at least five Business Days prior to the Closing Date, the Buyer and Sellers shall promptly cause, an independent accountant to be mutually agreed upon by the Buyer and Sellers (the “Independent Accountant”), to review this Option Agreement and the disputed amounts for the purposes of calculating such disputed amounts (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Independent Accountant shall consider only those amounts in the Sellers’ calculation of the Accrued Expenses, Prepaid Expenses, Accrued Income and Prepaid Income as to which Buyer has disagreed.  The Independent Accountant shall deliver to the Buyer and Sellers, as promptly as practicable, a report setting forth its estimation of each disputed amount.  The fees and expenses of any such Independent Accountant shall be shared equally between the Buyer and CapitalSource.  If the Buyer does not notify Sellers of any objection within such three Business Day period, the Buyer shall be deemed to have agreed with the apportionments specified in Sellers’ written statement.  If, after the Closing, an error or omission in the calculation of the Accrued Expenses, Prepaid Expenses, Accrued Income or Prepaid Income is found by one of the parties hereto, such error or omission shall be promptly corrected, and the party hereto who received any over-payment as a result thereof shall pay the amount of such over-payment in cash to the party hereto entitled thereto; provided, however, that such obligation to correct apportionments shall only survive the Closing for a period of 365 days; provided, further, that any disagreement with respect to such calculation shall be resolved pursuant to the procedures set forth in this Section 2.3 (b).

(c)   The Initial Cash Consideration shall be (i) (A) reduced by the excess, if any, of the aggregate amount of Accrued Expenses over the aggregate amount of Prepaid Expenses and (B) increased by the excess, if any, of the aggregate amount of Prepaid Expenses over the aggregate amount of Accrued Expenses, and (ii) (A) reduced by the excess, if any, of the aggregate amount of Prepaid Income over the aggregate amount of Accrued Income and (B) increased by the excess, if any, of the aggregate amount of Accrued Income over the aggregate amount of Prepaid Income, in the case of each of the foregoing clauses (i) and (ii), as such amounts are mutually agreed or finally resolved in accordance with Section 2.3 (b).  In addition, the Initial Cash Consideration shall be increased by the amounts held by third parties as of the Closing Date with respect to all amounts related to the matters set forth on Schedule 2.3 (c) hereof as set forth in a certificate delivered from Sellers to the Buyer no less than ten (10) Business Days prior to the Closing Date.

2.4   Payments and Computations.

All cash payments to be made under this Option Agreement by any party hereto shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party receiving such payment.  All computations of interest with respect to any amounts due from or to either party hereto pursuant to this Option Agreement will be made on the basis of a year of 365 days, in each case for the actual number of days (excluding the first day, but including the last day) occurring in the period for which such interest is payable.

SECTION 3.  EXERCISE OF CASABLANCA OPTION

Exercise.

At any time during the Option Period, Buyer may exercise the Casablanca Option by delivering written notice to Sellers of its election to exercise (the “Exercise Notice”) not less than forty-five (45) days prior to the requested Closing Date.  “Option Period” shall mean the period beginning on the date of this Option Agreement and ending on the earlier of (i) 12:01 a.m. (New York time) on January 1, 2012 (as such date may be extended pursuant to Section 10.1 hereof or by mutual agreement of the parties) and (ii) the Closing hereunder (the “Termination Date”).

SECTION 4.  SELLERS’ REPRESENTATIONS AND WARRANTIES

Incorporation by Reference of Representations and Warranties.  As a material inducement to the Buyer to enter into and perform its obligations under this Option Agreement, Sellers have jointly and severally made to Buyer certain representations and warranties contained in the Purchase Agreement, which are subject to certain exceptions set forth in the Disclosure Schedule.  Solely to the extent such representations are with respect to Sellers, the Casablanca Units, Casablanca Holdings, the Casablanca Subsidiaries or the Casablanca Properties, such representations are incorporated by reference herein, and Sellers shall be deemed to have jointly and severally made such representations to Buyer as of the date of this Option Agreement and in the event Buyer delivers an Exercise Notice, as of the Closing Date hereunder, in each case except as set forth in the Disclosure Schedule.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers to enter into and perform their respective obligations under this Option Agreement, in the event the Buyer delivers an Exercise Notice, the Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

5.1   Organization and Good Standing.

The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.

5.2   Power and Authorization.

The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Option Agreement.  The execution, delivery and performance by the Buyer of this Option Agreement have been duly authorized by all necessary corporate action on the part of the Buyer.  This Option Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and will constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

5.3   Validity of Contemplated Transactions.

The execution, delivery and performance of this Option Agreement and the consummation by the Buyer of the transactions provided for herein, do not and will not (with or without the passage of time or the giving of notice):  (i) violate or conflict with the articles of incorporation or bylaws of Buyer, (ii) violate or conflict with any Law binding upon, or any permit, license, order, judgment or decree applicable to, Buyer or its Subsidiaries or their respective properties, (iii) conflict with, violate, result in a breach of or default or otherwise cause any loss of benefit under any material contract or agreement to which the Buyer is a party or by which it or its Subsidiaries or their assets are bound or give rise to any penalty, acceleration of any remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material contract or agreement to which the Buyer is a party or by which it or its Subsidiaries or their assets are bound or (iv) require any consent, notice, authorization, waiver of filing with any Governmental Entity or other Person except in the case of (ii) or (iii) above, for such violations, conflicts, breaches, defaults or losses as would not adversely affect the Buyer’s ability to consummate the transactions contemplated hereby in any material respect.

5.4   Consents.

Except for the consents, authorizations, waivers and filings set forth in Section 5.4 of the Buyer’s Disclosure Schedule (the “Buyer Consents”), no consent, authorization, waiver by or filing with any Governmental Entity or other Person is required in connection with the execution or performance of this Option Agreement or the consummation by the Buyer of the transactions contemplated hereby except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not adversely affect the Buyer’s ability to consummate the transactions contemplated hereby in any material respect.

5.5   Brokers.

No Person acting on behalf of the Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee with respect to which any Seller or any of their respective Affiliates will be liable in connection with any of the transactions contemplated by this Agreement.

5.6   Operator Matters.

The Buyer acknowledges that it has been advised by Seller that (a) neither Sellers nor the Casablanca Subsidiaries have ever operated or managed a nursing facility, assisted living facility and/or rehabilitation hospital, (b) neither Sellers nor the Casablanca Subsidiaries are associated or affiliated with Facility Operators other than through the respective Property Leases, and (c) Sellers provide the representations and warranties set forth in Sections 4.17 (Operator Matters), 4.19 (Medicare, Medicaid and Participation) and 4.20 (Health Care Compliance) of the Purchase Agreement insofar as such representations and warranties relate to Casablanca Tenants, the Facility Operators or the Casablanca Properties, solely for purposes of indemnification and risk allocation.

SECTION 6.  COVENANTS OF THE PARTIES UNTIL CLOSING

6.1   Conduct of Business Pending Closing.

(a)   Except (i) as set forth in Schedule 6.1 (a), (ii) as otherwise expressly provided in this Option Agreement or any Transaction Document, (iii) as required by applicable Law, (iv) as necessary to consummate the transactions contemplated by the Transaction Documents or (v) as required by sound business practice, between the date hereof and the Closing, without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), Sellers shall cause each Casablanca Subsidiary to, operate, in all material respects, its respective business only in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve intact its respective business organization and goodwill in all material respects, including, without limitation, the goodwill and relationships of each Casablanca Subsidiary with Tenants, vendors, Facility Operators and other Persons having a business relationship with any Casablanca Subsidiary and, without limiting the foregoing, to:

(i)   maintain its respective existence, and discharge debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with past practice and, except as would not have a Material Adverse Effect on the Casablanca Subsidiaries, in compliance in all respects with all applicable Laws, authorizations, and Contracts (including, without limitation, those identified in the Disclosure Schedule);

(ii)   enforce obligations set forth in Property Leases that the Tenant thereunder maintain the facilities and assets of the Casablanca Subsidiary in the same state of repair, order and condition as on the date hereof, reasonable wear and tear excepted;

(iii)           maintain, in all material respects, its respective books and records in accordance with past practice, and with respect to accounting records, GAAP, and use commercially reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders;

(iv)   maintain in full force and effect all Permits, except for such Permits the failure of which to maintain in full force and effect would not have a Material Adverse Effect on the Casablanca Subsidiaries;

(v)   file, when due or required (after giving effect to any applicable and valid extension), federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(vi)   consistent with past practice, enforce the terms of the Property Leases in all material respects; and

(vii)          promptly provide Buyer, with copies of all (A) information, notices, reports and other materials and written communications received by Sellers from any Tenant or Facility Operator pursuant to any Property Lease or any Casablanca Senior Lender or Casablanca Mezzanine Lender and (B) notices, demands, analyses and other materials and written communications provided by Sellers to any Tenant or Facility Operator pursuant to the Terms of any Property Lease or any Casablanca Senior Lender or Casablanca Mezzanine Lender.

(b)   Except (i) as set forth in Schedule 6.1(b), (ii) as otherwise provided in this Option Agreement or the Transaction Documents, (iii) as required by applicable Law, (iv) as necessary to consummate the transactions contemplated by the Transaction Documents, or (v) as required by sound business practice, between the date hereof and the Closing, without the prior written consent of the Buyer (not to be unreasonably withheld, delayed or conditioned), Sellers shall cause each Casablanca Subsidiary not to:

(i)   make any change in, or purchase, redeem or retire, or otherwise grant any option, warrant or other right to purchase or acquire, any Casablanca Subsidiary’s authorized, issued or outstanding equity interests or other securities, or declare or pay any dividend or other distribution (other than cash dividends or distributions) upon any equity interest or other securities of any Casablanca Subsidiary;

(ii)   amend (as applicable) in any material respect the declaration of trusts, articles or certificate of incorporation, articles or certificate of formation or organization, limited liability company operating agreement, partnership agreement or other organizational document of any Casablanca Subsidiary;

(iii)           fail to pay or discharge when due any material liability or obligation of the Casablanca Subsidiaries, except any such liability or obligation that shall be contested in good faith or except as would not adversely affect the ability of any Seller or Casablanca Subsidiary to consummate the transactions contemplated hereby;

(iv)   make or enter into any Contract which obligates any Casablanca Subsidiary from and after the Closing Date unless otherwise permitted by this Section 6.1 or terminate any Contract set forth in Section 4.10 of the Disclosure Schedule.

(v)   incur or otherwise become liable for any Indebtedness (whether as primary obligor, guarantor or otherwise), or agree to any amendment or modification of any Indebtedness;

(vi)   amend or modify the Casablanca Senior Loan Agreement or the Casablanca Mezzanine Loan Agreement; or

(vii)          agree or commit to do any of the foregoing.

6.2   Access.

(a)   Between the date of this Option Agreement and the Closing Date, Sellers will, and will cause each Casablanca Subsidiary to, afford to the authorized representatives and agents of the Buyer free and reasonable access to and the right to inspect the assets, properties, books and records thereof and their respective Affiliates to the extent related to any Casablanca Subsidiary or any Casablanca Property, and will furnish, or cause to be furnished to, the Buyer such additional financial and operating data and other information regarding the same as the Buyer may from time to time reasonably request and is available to Sellers or any Casablanca Subsidiary.  Sellers will, and will cause each Casablanca Subsidiary to, make reasonably available for conference any of their respective officers and employees and will attempt to make available their respective agents vendors or suppliers who are involved in the business conducted at any Casablanca Property as reasonably requested by the Buyer and will supply, or cause to be supplied, to the Buyer all other information that the Buyer deems necessary to review the Casablanca Property as is available to Sellers or any Casablanca Subsidiary.  The Buyer and the Buyer’s agents, representatives and designees will also have the continuing right until the Closing to enter in and upon the Casablanca Properties to inspect, examine, survey and make any borings, soil bearing tests, monitoring wells, or other physical tests and any other engineering, structural, building system, environmental, architectural or landscaping test, drawings, investigations, analyses or surveys which the Buyer deems necessary or appropriate, subject to the prior written approval of Seller, which approval shall not be unreasonably withheld.  Any access pursuant to this Section  6.2 (a) shall be subject to the terms of the applicable Property Lease.

(b)   The Buyer will cooperate with Sellers to conduct the inspections, examinations, surveys, tests, drawings, investigations, analyses, surveys, reviews and interviews contemplated in this Section 6.2 in such a manner as to cause as little disruption to the business conducted at the Casablanca Properties as possible, and the Buyer will indemnify, defend and save the Sellers harmless from any Damages incurred by the Sellers to the extent such Damages are caused by Buyer’s or its employees’, contractors’ or representatives’ negligence in the performance of such inspections, examinations, surveys, analyses, tests, drawings, investigations, surveys, reviews and interviews; provided, however, that in no event shall the Buyer be liable for any Damages based solely on its discovery of pre-existing conditions.

6.3   Consents and Cooperation.

Prior to the Closing, Sellers and the Buyer shall use commercially reasonable efforts to obtain all Seller Consents (as defined in the Purchase Agreement) and Buyer Consents, respectively. Without limiting, and in furtherance of, the foregoing, prior to the Closing, the Buyer will submit appropriate licensure applications for a change of ownership for the Casablanca Subsidiaries with the appropriate state licensure authorities and provide notice of any such submissions to the Sellers concurrently with the making of such submissions. Each of Sellers and the Buyer shall reasonably assist and cooperate with the other in preparing and filing all documents required to be submitted by the Buyer or the Sellers to any Governmental Entity in connection with such transactions and in obtaining any relevant Seller Consents and Buyer Consents (which assistance and cooperation shall include, without limitation, the timely furnishing to the Buyer or Sellers, as applicable, of all information concerning Buyer or Sellers or any Casablanca Subsidiary that counsel to the Buyer determines is required to be included in such documents or would be helpful in obtaining any such Buyer Consents and Seller Consents).  Each of the parties hereto shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by the Transaction Documents.  In connection therewith, if any administrative or judicial action or proceeding is instituted challenging the transactions contemplated by the Transaction Documents as violative of any applicable Law, each of the parties hereto shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of such transactions, unless by mutual agreement the Buyer and Sellers decide that litigation is not in their respective best interests.  The Buyer and Sellers shall each use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the applicable Laws with respect to the transactions contemplated by the Transaction Documents as promptly as possible after the execution of this Option Agreement.  Notwithstanding anything to the contrary herein, (i) none of the Buyer, any of its Subsidiaries or any Affiliate thereof shall (a) be required to divest any of its or its Subsidiaries’ or Affiliates’ businesses or assets, (b) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Buyer, any of its Subsidiaries or any Affiliates thereof or the Casablanca Subsidiaries (or any of them) from and after the Closing Date or (c) take any action involving more than nominal expense, cost or burden prior to the delivery of an Exercise Notice and (ii) none of Sellers or any Affiliate thereof shall (x) be required to divest any of their respective businesses, or assets, or (y) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the Casablanca Subsidiaries or a material adverse effect on any of its Subsidiaries or any Affiliates thereof or any Seller or any of their respective Affiliates from and after the Closing Date.  Without limiting, and in furtherance of, the foregoing, Sellers shall, and shall cause each Casablanca Subsidiary to, fully cooperate with the Buyer in connection with the Buyer obtaining title policies (and customary endorsements thereto), surveys, zoning reports or certificates and any other property-level inquiries or undertakings sought by the Buyer with respect to the Casablanca Properties, and Sellers shall, and shall cause each Casablanca Subsidiary to, subject to the last sentence of Section 6.2 (a), grant access to the Casablanca Properties and execute and deliver any certificates or affidavits reasonably requested in connection therewith (including any title affidavit and indemnity relating to customary non-imputation endorsements) at or prior to Closing.

6.4   No Solicitation.

During the period commencing on the date hereof and ending on the Termination Date, except for the matters set forth on Schedule 6.1 (b):

(a)   Neither any Seller, any Casablanca Subsidiary nor any of its or their respective Affiliates shall, and each of the foregoing shall not allow any Person acting on its behalf to, directly or indirectly, continue, initiate, encourage, solicit or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than the Buyer and its representatives in connection with the transactions contemplated by this Option Agreement or the other Transaction Documents) concerning (i) any sale of assets of any Casablanca Subsidiary (other than in the ordinary course of its business and consistent with past practice), (ii) any sale of any securities of any Casablanca Subsidiary including, without limitation, the Casablanca Units, (iii) any other transaction including, without limitation, a merger, consolidation, recapitalization, liquidation or similar transaction, directly involving any Casablanca Subsidiary (collectively, an “Acquisition Transaction”) or (iv) enter into any agreement, understanding or arrangement with respect to an Acquisition Transaction.  In addition to the foregoing, no Seller shall agree to engage in any Acquisition Transaction unless the terms thereof expressly exclude the Casablanca Subsidiaries and the transactions contemplated by the Transaction Documents.  Sellers shall advise their financial advisors of Sellers’ obligations pursuant to this Section 6.4 and instruct such advisors not to take any action in contravention hereof.

(b)   Sellers shall, and each of them, shall cause each Casablanca Subsidiary to, promptly communicate to the Buyer within three (3) Business Days following receipt the terms of any proposal that any of its officers or directors or Persons serving similar capacities may receive after the date of this Option Agreement in respect of an Acquisition Transaction.  Any notification under this Section 6.4 (b) shall include the identity of each Person making such proposal, the terms of such proposal and any other information with respect thereto as the Buyer may reasonably request.

(c)   Sellers hereby agree that a monetary remedy for a breach of the agreements set forth in this Section 6.4 will be inadequate and impracticable, and that any such breach would cause the Buyer and its Affiliates irreparable harm.  In the event of a breach of this Section 6.4, in addition to any other remedies available to the Buyer, without the requirement of posting any bond or other security, the Buyer shall be entitled to seek equitable remedies in a court of competent jurisdiction regarding this Section 6.4, including, without limitation, the equitable remedy of specific performance with respect to the provisions of this Section 6.4, and shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine with respect to any such breach of the agreements set forth in this Section 6.4; provided, however, that, in the event that the Buyer terminates this Option Agreement pursuant to Section 1.1(e), the Buyer’s sole and exclusive remedy in respect of such termination (including any breach by Sellers, any Casablanca Subsidiary or any of their respective Affiliates of the agreements set forth in this Section 6.4) shall be to pursue an action against Sellers for Damages as provided in Section 10.2, and neither any Seller, any Casablanca Subsidiary nor any of their respective Affiliates shall have any further obligations or liabilities under this Option Agreement except as otherwise provided in Section 10.2.

(d)   For the avoidance of doubt, any breach by a Seller, any Casablanca Subsidiary or any of their respective Affiliates of any provision of Section  6.4(a) that is not cured within five (5) Business Days shall be deemed to be a material breach of this Option Agreement and, for purposes of the exercise by the Buyer of its termination rights pursuant to Section 10.1(e), after such cure period such breach shall be deemed incapable of being cured prior to the Termination Date.

6.5   Disclosure Schedule.

Not less than five business days prior to the Closing Date, Sellers shall deliver to the Buyer updated Disclosure Schedules and the Buyer shall deliver to Sellers disclosure schedules relating to the representations and warranties set forth in Section 5 (the “Buyer Disclosure Schedules” and, collectively, the “Updated Disclosure Schedule”) solely for informational purposes, specifying material changes to the Disclosure Schedules.  Subject to the provisions set forth in the Updated Disclosure Schedule, each exception set forth in the Updated Disclosure Schedule and each other disclosure and response to this Option Agreement set forth in the Updated Disclosure Schedule shall be in reasonable detail and identified by reference to, or shall be grouped under a heading referring to, a specific individual section or subsection (as applicable) of this Option Agreement.  The inclusion of any information in the Updated Disclosure Schedule shall not be deemed an admission or acknowledgement, in and of itself or solely by virtue of the inclusion of such information in the Updated Disclosure Schedule, that such information is required to be set forth therein or that such information is material to Sellers, any Casablanca Subsidiary, the Buyer or their respective business, assets or liabilities.  Any item disclosed on any section in the Updated Disclosure Schedule shall be deemed to be disclosed with respect to all other sections under which such item may be relevant to the extent that such section is reasonably cross-referenced or the relevance to such other section is readily apparent on the face of the disclosure.  Capitalized terms used and not otherwise defined in the Updated Disclosure Schedule shall have the respective meanings ascribed to them in this Option Agreement.

6.6   Notices of Certain Events.

(a)   From the date hereof until the Closing Date, or expiration of the Option Period, Sellers shall, promptly, and in any event within five (5) Business Days, after obtaining Knowledge of any of the following, notify the Buyer, in writing, of: (i) any notice or communication to any Seller from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Option Agreement; (ii) any notice or other communication to any Seller from any Governmental Entity in connection with the transactions contemplated by this Option Agreement; (iii) (A) any fact or condition that causes or constitutes a breach of any of the representations or warranties made by any Seller pursuant to this Option Agreement such that the condition set forth in Section 7.2 would not be satisfied and (B) any changes or events which have had or would reasonably be expected to have a Material Adverse Effect or otherwise result in any representation or warranty of any Seller being materially inaccurate as of the date of such changes or events such that the condition set forth in Section 7.2 would not be satisfied; and (iv) the occurrence of any default or event of default under any Property Lease and the exercise (or receipt of notice of intent to exercise) by any Tenant of any renewal option contained in any Property Lease.

(b)   From the date hereof until the Closing Date, or expiration of the Option Period, Buyer shall, promptly, and in any event within five (5) Business Days, after obtaining Knowledge of any of the following, notify Sellers, in writing, of: (i) any notice or communication to Buyer from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Option Agreement; (ii) any notice or other communication to Buyer from any Governmental Entity in connection with the transactions contemplated by this Option Agreement; (iii) (A) any fact or condition that causes or constitutes a breach of any of the representations or warranties made by Buyer pursuant to this Option Agreement such that the condition set forth in Section 8.2 would not be satisfied and (B) any changes or events which result in any representation or warranty of Buyer being materially inaccurate as of the date of such changes or events such that the condition set forth in Section  8.2 would not be satisfied.

6.7   Seller Releases.

(a)   Effective as of the Closing Date, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by Sellers, each Seller, in its capacity as a selling equityholder, hereby irrevocably releases and forever discharges each Casablanca Subsidiary (for the benefit of each such Casablanca Subsidiary and the Buyer and their respective Affiliates, Subsidiaries, and predecessors and their respective past and present managers, directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Released Persons”)) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, Contracts, controversies, omissions, promises, variances, trespasses, damages, liabilities, judgments, executions, claims and demands whatsoever, in law or in equity against the Released Persons which each Seller ever had, now has or which it hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time on or prior to the Closing Date; provided, however, that nothing herein shall operate to release any obligation of any Casablanca Subsidiary or the Buyer under the Transaction Documents or the Assumed Indebtedness.  No Seller has assigned any such claim set forth in this Section  6.7 (a).

(b)   Each Seller hereby covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or any court or other tribunal against the Released Persons that is related directly or indirectly to any of the matters released in Section  6.7 (a).  If any Seller sues or otherwise institutes any such action, that action shall be dismissed upon presentation of this Option Agreement to the applicable agency, court or tribunal.

6.8   Property Financial Statements.

In addition to the other actions contemplated elsewhere herein, for all periods ending on or after December 31, 2009, Sellers shall deliver or cause to be delivered to the Buyer (or its designee) audited financial statements for the Casablanca Properties for each calendar year ending prior to the Closing Date, together with the report thereon of Ernst & Young LLP, within 70 days after calendar year end, and unaudited interim financial statements for the Casablanca Properties for each interim period subsequent to December 31, 2009 within 45 days after the end of each of the first three calendar quarters of each year prior to the Closing Date.  Such financial statements shall comply in all material respects with the applicable accounting requirements with respect to acquired real estate operations, shall be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the Securities and Exchange Commission  (the “SEC”)) and SEC Regulation S-X to the extent applicable to acquired properties, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments) and shall fairly present, in accordance with the applicable requirements of GAAP, the information set forth therein.

6.9   Public Announcements.

The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Option Agreement or the transactions contemplated by this Option Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which any of the parties is a party.

6.10          Confidentiality.

All confidential information obtained by the Buyer or any Seller in connection with the transactions contemplated by this Option Agreement shall be kept confidential in accordance with (a) the confidentiality agreement, dated October 9, 2009, by and between the Buyer and CapitalSource and (b) the confidentiality agreement dated November 6, 2009, by and between the Buyer and CapitalSource (collectively, the “Confidentiality Agreement”).

6.11          Estoppel Certificates.

Sellers shall use their commercially reasonable efforts to deliver to the Buyer an Estoppel Certificate substantially in the form of Exhibit B to the Purchase Agreement executed by each Tenant.

6.12          Intercreditor Arrangements.

With respect to any Tenant or Facility Operator of any Casablanca Property set forth on Section 4.14(b) of the Disclosure Schedule that is a party to any Seller/Tenant Indebtedness, Sellers (or the appropriate Affiliate of Sellers) shall enter into an agreement at or before the Closing Date, in the form attached hereto as Exhibit C to the Purchase Agreement (the “Intercreditor Agreements”), pursuant to which Sellers (or such Affiliates) agree, among other things, that any exercise of any rights or remedies arising under, pursuant to or in connection with any such Contract, shall in no way terminate, impair, alter, extinguish or otherwise affect the terms or conditions of any Property Lease between any Casablanca Subsidiary and such Tenant or Facility Operator.

6.13          Senior Loan Extension.

Sellers shall cause (i) each of the Casablanca Senior Loan Borrowers to exercise its options to extend the maturity date of the Casablanca Senior Loan for successive one-year periods, first to April 9, 2011, and then to April 9, 2012, and (ii) CSE Casablanca Holdings II LLC to exercise its options to extend the maturity date of the Casablanca Mezzanine Loan for successive one-year periods, first to April 9, 2011, and then to April 9, 2012.  Sellers shall provide the Buyer with copies of the extension notices given by or on behalf of the Casablanca Senior Loan Borrowers and CSE Casablanca Holdings II LLC, respectively, promptly after such notices are sent to the Casablanca Senior Lender and the Casablanca Mezzanine Lender, as the case may be.

6.14         Title Searches; Title Commitments.

(a)   Existing Title Policies.  For any Casablanca Properties with respect to which the applicable Casablanca Subsidiary is the named insured under an existing policy of title insurance covering such Casablanca Property (an “Insured Property”), as soon as reasonably practicable after the date of the Exercise Notice, Sellers shall cause title searches (the “Title Searches”) covering the Casablanca Properties from the date the applicable Casablanca Subsidiary acquired its interest in the applicable Insured Property through the most recent date the applicable real estate records can be searched to be issued by the title insurer, together with copies of all documents evidencing the items referred to as exceptions in the Title Searches.  Sellers shall be obligated to cure any title encumbrances with respect to (i) deeds of trust, mortgages, assignments of leases and rents, fixture filings and security interests and encumbrances securing money borrowed from a financial institution (such as a bank, savings and loan, insurance company, or the like) securing obligations other than the Assumed Indebtedness, and (ii) other liens that can be cured solely by the payment of a liquidated amount, in each case from the closing proceeds payable to Sellers or otherwise.

(b)   No Title Policy.  For any Casablanca Properties with respect to which the applicable Casablanca Subsidiary is not the named insured under an existing policy of title insurance covering such Casablanca Property (an “Uninsured Property”), as soon as reasonably practicable after the date of this Option Agreement, Sellers shall cause title insurance commitments (the “Title Commitments”) covering the Uninsured Properties to be issued by a nationally recognized title insurer reasonably acceptable to Buyer, committing the title insurer to issue its current form of ALTA owner’s or leasehold title insurance policy to the Casablanca Subsidiary in the amount of the Final Purchase Price allocated to each Uninsured Property (each a “Title Policy”), together with copies of all documents evidencing the items referred to as exceptions in the Title Commitments.  Sellers shall be obligated to cure any title encumbrances with respect to (i) deeds of trust, mortgages, assignments of leases and rents, fixture filings and security interests and encumbrances securing money borrowed from a financial institution (such as a bank, savings and loan, insurance company, or the like) securing obligations other than the Assumed Indebtedness, and (ii) other liens that can be cured solely by the payment of a liquidated amount, in each case from the closing proceeds payable to Sellers or otherwise.  Notwithstanding the foregoing, for any Uninsured Property for which an affiliate of an Casablanca Subsidiary is the insured under an existing policy of title insurance, Sellers shall be permitted to obtain an endorsement to such title policy from the issuer thereof changing the insured to the applicable Casablanca Subsidiary; upon the issuance of such endorsement, such Casablanca Property shall thereafter be an Insured Property for all purposes of this Agreement.

6.15          Seller Cooperation with Transaction Financing.

Prior to the Closing, Sellers shall provide, and shall use their commercially reasonable efforts to cause their officers and employees to provide, on a timely basis, all reasonable cooperation requested by the Buyer and that is customary for sellers to provide in connection with the arrangement of the financing to be incurred by the Buyer (the “Financing”) in connection with the transactions contemplated hereby (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers), including using its commercially reasonable efforts to (i) facilitate the provision of guarantees and pledge of collateral (effective as of the Closing Date), (ii) provide financial and other pertinent information regarding the Casablanca Subsidiaries and the Casablanca Properties as may be reasonably requested in writing by the Buyer, (iii) provide (to the extent not previously provided) copies of the most recent appraisals, environmental reports, evidence of title (including copies of deeds, lease documentation, title insurance policies and/or commitments for title insurance, title opinions, surveys, and similar information currently maintained on the data site), and similar information as may be reasonably requested by the Buyer with respect to the Casablanca Properties, and (iv) assist the Buyer and its financing sources as may be reasonably requested in the preparation of all agreements (including review of schedules for completeness) for the Financing insofar as such materials relate to the properties to be acquired by the Buyer, it being understood and agreed that information and documents provided by Sellers may be delivered to agents and lenders (subject to customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to the Sellers); provided, however, that no certificate, document or instrument referred to above shall be effective until the Closing Date, and none of the Sellers (nor prior to the Closing Date, the Casablanca Subsidiaries) shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing.  Buyer shall promptly, upon request by the Sellers, reimburse Sellers for all out-of-pocket costs (including attorneys’ fees) incurred by the Sellers in connection with the cooperation of Sellers contemplated by this Section  6.15 and the Buyer.  The Buyer shall promptly, upon request by Sellers, reimburse Sellers for all out-of-pocket costs (including attorneys’ fees) incurred by Sellers or the Casablanca Subsidiaries in connection with the cooperation of Sellers contemplated by this Section  6.15 and shall indemnify and hold harmless Sellers and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith.  Any assumption of the Assumed Indebtedness, if any, shall be at the sole cost and expense of the Buyer.

6.16          CSE Pittsburg.

(a)    As of the date hereof, all of the membership interests in the limited liability company known as CSE Pittsburg LLC (“CSE Pittsburg”) are owned by CSE Casablanca Holdings II LLC (“Casablanca II”) which is one of the Casablanca Subsidiaries hereunder.  The Buyer acknowledges that it is not acquiring CSE Pittsburg nor the facility owned by CSE Pittsburg or any real or personal property owned by CSE Pittsburg (collectively, the “Pittsburg Facility”).

(b)    At any time subsequent to the date hereof, Sellers may (i) cause CSE Pittsburg to convey the Pittsburg Facility to any Seller or their designees or (ii) may cause Casablanca II to convey the membership interests in CSE Pittsburg to any Seller or their designee, provided that, to the extent any such conveyances are prior to the Closing Date, such conveyances shall only be with the consent of the Casablanca Senior Lender and the Casablanca Mezzanine Lender, to the extent required.

(c)    In the event that, as of Closing, Casablanca II continues to own all of the membership interests in CSE Pittsburg and CSE Pittsburg owns the Pittsburg Facility, at Closing, at Sellers’ option, CSE Pittsburg shall convey the Pittsburg Facility to any Seller or their designee or Casablanca II shall convey all of the membership interests in CSE Pittsburg to any Seller or their designees.  Such transfers shall occur immediately following the Closing and Buyer shall execute all documents necessary or appropriate in connection therewith, at Sellers’ expense.

(d)    In the event that the Pittsburg Facility is conveyed pursuant to the foregoing Section 6.16(c), Buyer shall retain ownership of the membership interests in CSE Pittsburg.

6.17          CSE Canton; CSE Hilliard.

(a)    Sellers, in their sole discretion, shall have the right to exclude the Acquired Properties owned by the Casablanca Subsidiaries CSE Hillard LLC (“CSE Hilliard”) and CSE Canton LLC (“CSE Canton”) pursuant to the provisions of this Section 6.17 from the Closing.  In the event that Sellers elect to exclude CSE Hilliard and CSE Canton from the Closing, the Final Purchase Price shall be reduced by the amount of the purchase price allocated to CSE Hilliard and CSE Canton on Schedule 2.1(a) of the Purchase Agreement, and the condition to Closing set forth in Section 7.9 shall be deemed to have been satisfied.

(b)    In the event that Sellers elect to proceed under Section 6.17(a) above, at Closing, at Sellers’ option, CSE Hilliard shall convey the Acquired Property owned by CSE Hilliard (the “Hilliard Property”) and CSE Canton shall convey the Acquired Property owned by CSE Canton (the “Canton Property”) to any Seller or their designee or Casablanca II shall convey all of the membership interests in CSE Hilliard and CSE Canton to any Seller or their designee.  Such transfers shall occur immediately following the Closing and Buyer shall execute all documents necessary or appropriate in connection therewith, at Sellers’ expense.

(c)    In the event that the Hilliard Property and the Canton Property are conveyed pursuant to the foregoing Section 6.17(b), Buyer shall retain ownership of the membership interests in CSE Hilliard and CSE Canton.

SECTION 6A TAX COVENANTS

The provisions of Section 6A (Tax Covenants) of the purchase agreement are hereby incorporated by reference in their entirety into this Option Agreement other than Section 6A.3 which is excluded and Sellers and the Buyer intend that such provisions shall be applicable from and after the Closing Date.  For the avoidance of doubt, any reference in such provisions to Casablanca Subsidiaries”  and “ Casablanca Subsidiary Securities” shall mean “Casablanca Holdings,” the “Casablanca Subsidiaries” and the “Casablanca Units,” as appropriate.

SECTION 7.  CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Unless waived by the Buyer in writing on or prior to the Closing Date, the obligation of the Buyer to consummate the transactions contemplated hereunder following the delivery of an Exercise Notice is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

7.1   Deliveries at the Closing.

Sellers shall have delivered, or caused to have been delivered, to the Buyer all items required pursuant to Section 9.2, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Option Agreement shall be without personal liability on the part of any individual who signs such certificate.

7.2   Representations and Warranties.

The representations and warranties of Sellers contained in this Option Agreement shall be true and correct at and as of the Closing Date in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) as though such representations and warranties were made at and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) as of the specified date, except in each case to the extent that the failure of any such representations and warranties to be so true and correct as of such times shall not have had a Material Adverse Effect on the Casablanca Subsidiaries taken as a whole.  The Buyer shall have received from Sellers certificates, each dated the Closing Date, to that effect signed on behalf of each Seller by an authorized officer thereof.

7.3   Performance of Covenants.

Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Option Agreement to be performed or complied with by it at or prior to the Closing, and the Buyer shall have received from each Seller certificates, each dated the Closing Date, to that effect signed, on behalf of each Seller, by an authorized officer thereof.

7.4   No Material Adverse Effect.

Since the date hereof, there shall not have occurred any event or condition that has had and is continuing to or would reasonably be expected to have, a Material Adverse Effect on the Casablanca Subsidiaries taken as a whole or on the ability of any Seller to consummate the transactions contemplated by this Option Agreement, and the Buyer shall have received from each Seller certificates, each dated the Closing Date, to that effect signed on behalf of each Seller by an authorized officer.

7.5   Approvals.

The consents, approvals, notices and filings with any Governmental Entity or other Person (“Consents”) set forth on Schedule 7.5 shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the Closing Date.

7.6   Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Option Agreement, and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Option Agreement to be consummated on the Closing Date.

7.7   Outstanding Indebtedness.

No Casablanca Subsidiary shall have any Indebtedness or otherwise be liable for any Indebtedness other than the Assumed Indebtedness, and as evidence thereof the Buyer shall have received (a) a certificate from an officer of each Seller certifying the same with respect to each Casablanca Subsidiary beneficially owned by such Seller and (b) confirmation from a nationally recognized title insurance company that such title insurance company is prepared to issue title insurance policies to the Buyer with respect to the Casablanca Properties being purchased by the Buyer indicating that each such Casablanca Property is free and clear of all Encumbrances other than Permitted Encumbrances and (c) such payoff letters, releases or other further assurances thereof from third parties as the Buyer may reasonably request.

7.8   Title Insurance.

With respect to any Casablanca Property that is an Uninsured Property, a nationally recognized title insurance company shall have issued or shall be prepared to issue upon payment of the applicable premiums therefor, title policies in customary form and substance and with endorsements reasonably acceptable to the Buyer, including, without limitation, comprehensive and zoning and non-imputation endorsement, to the extent applicable.  With respect to any Casablanca Property that is an Insured Property, the issuer of the title insurance policy relating thereto shall have issued or be prepared to issue upon payment of the applicable premiums therefor, a so-called date down endorsement and a non-imputation endorsement with respect to such Insured Property; provided, however, that Sellers, in lieu of providing such endorsements, may provide, at their expense,  a new title insurance policy that satisfies the requirements of the first sentence of this Section 7.8.

7.9   Replacement Leases for Canton and Hilliard.

(a)   On or before the Closing Date, Sellers shall have entered into long-term Property Leases for each of Arbors at Canton and Arbors at Hilliard with a Tenant having a credit rating comparable to or better than that of the current Tenant, which Property Leases shall provide for initial aggregate annual rent of not less than $1,360,000 (the “Arbors Base Rent”) with an annual rent escalator of not less than 2.5%.  In the event such Property Leases establish a level of initial rent (the “Arbors Initial Rent”) payable at the commencement of the Property Leases (excluding any rent holidays) that is less than the Arbors Base Rent, then the difference between the level of Arbors Base Rent and Arbors Initial Rent shall be divided by 0.1032 (the “Cap Rate”) and the Base Purchase Price shall be decreased by the product so obtained in the event the Arbors Initial Rent is less than the Arbors Base Rent.

(b)   Notwithstanding the foregoing, if the adjustment contemplated by Section 7.9(a) result in a decrease in the Base Purchase Price, then in the event that prior to the Closing Date Sellers enter into a new (or renewed) long-term Property Lease for the two properties currently covered by the Pinon master lease (the “Pinon Properties”), then the amount by which Arbors Base Rent exceeds the Arbors Initial Rent shall be reduced, dollar-for-dollar, by any increase in the annual rent relating to the Pinon Properties in excess of $385,008.  The amount by which Arbors Base Rent exceeds Arbors Initial Rent, as adjusted pursuant to the preceding sentence, and multiplied by the Cap Rate, will then reflect the total reduction in the Base Purchase Price.

(c)   Sellers shall deliver to the Buyer a certificate no less than five (5) Business Days prior to the Closing Date setting forth in reasonable detail the adjustments to the Base  Purchase Price, if any, contemplated by Sections 7.9(a) and (b).

7.10          Property Financial Statements.

The property financial statements described in Section 6.8 shall have been delivered to Buyer (or its designee) in compliance with the terms and conditions set forth in Section 6.8.

SECTION 8.  CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS

Unless waived by Sellers in writing on or prior to the Closing Date, the obligation of Sellers to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

8.1   Deliveries at Closing.

The Buyer shall have delivered, or caused to have been delivered, to Sellers all items required pursuant to Section 9.3, it being acknowledged and agreed that any certificate required thereunder or under any other provision of this Option Agreement shall be without personal liability on the part of any individual who signs such certificate.

8.2   Representations and Warranties.

The representations and warranties of the Buyer contained in this Option Agreement shall be true and correct in all respects (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications) at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all respects as of the specified date (without giving effect to any qualifiers relating to “materiality,” “Material Adverse Effect,” “in all material respects” or similar qualifications), except in each case to the extent that the failure of any such representations and warranties to be so true and correct as of such times shall not have had a Material Adverse Effect on the Buyer and its Subsidiaries taken as a whole, and Sellers shall have received a certificate dated the Closing Date to that effect, signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8.3   Performance of Covenants.

The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Option Agreement to be performed or complied with by it at or prior to the Closing, and Sellers shall have received a certificate dated the Closing Date to that effect signed, on behalf of the Buyer, by an authorized officer of the Buyer.

8.4   Approvals.

All Consents set forth on Schedule 8.4 shall have been obtained in form and substance reasonably satisfactory to Sellers and shall be in full force and effect on the Closing Date.

8.5   Legal Matters.

No Order shall exist that prohibits or restrains the consummation of the transactions contemplated by this Option Agreement or the other Transaction Documents and no Proceeding shall have been commenced by any Governmental Entity (and be pending) seeking to prohibit or restrain the consummation of the transactions contemplated by this Option Agreement or the Transaction Documents to be consummated on the Closing Date.

8.6   Assumed Indebtedness.

The Sellers and their respective Affiliates shall have been released and discharged from any and all obligations under the Assumed Indebtedness, and Sellers shall have received such payoff letters, releases or other further assurances thereof from third parties as the Sellers may reasonably request.

SECTION 9.  CLOSING

9.1   Time and Place of the Closing; Extension.

If Buyer delivers an Exercise Notice, the closing of the purchase and sale of the Casablanca Units (the “Closing”) pursuant to this Option Agreement shall take place at the offices of Bryan Cave LLP, 1155 F Street, NW, Washington, D.C. 20004, on the date specified in the Exercise Notice, subject to the satisfaction or waiver of the conditions to the Closing set forth in Section 7 and Section 8, or if such conditions are not met on the date specified in the Exercise Notice, such later date during the Option Period as Buyer may elect when such conditions have been waived or satisfied, but, in any event no later than the expiration of the Option Period unless otherwise agreed to by the Buyer and Sellers (the date on which the Closing occurs, the “Closing Date”).

9.2   Deliveries at the Closing by Sellers.

At the Closing, in addition to the other actions contemplated elsewhere herein, Sellers shall deliver or cause to be delivered to the Buyer (or its designee):

(a)   one or more assignment instruments duly executed by the applicable Sellers in blank accompanied by all certificates and other instruments evidencing or otherwise representing the Casablanca Units, and accompanied by appropriate powers (or similar instruments) duly executed in blank and sufficient to convey to the Buyer good and valid title in and to the Casablanca Units, together with all accrued benefits and rights attaching thereto;

(b)   a certificate, dated the Closing Date, executed, on behalf of each Seller, by an authorized officer of each Seller certifying as of the Closing Date the following:  (i) copies of the articles or certificate of incorporation or formation or declaration of trust of each Seller and each Casablanca Subsidiary and all amendments thereto, certified by the Secretary of State of the relevant jurisdiction of formation as of a date not more than 30 days prior to the Closing Date; (ii) a copy of the bylaws, limited liability company operating agreements, partnership agreements of each Seller and each Casablanca Property, as amended and in effect as of the Closing Date; (iii) copies of resolutions of the board of directors (or similar body) of each Seller authorizing the execution, delivery and performance of the Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated hereby; (iv) the due authorization of each Seller to execute and deliver the Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated hereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of each Seller authorized to execute and deliver the Transaction Documents to which such Seller is a party and any other agreement, instrument or other document necessary for such Seller to consummate the transactions contemplated hereby;

(c)   Sellers shall have delivered to the Buyer payoff letters, and to the extent applicable, releases and lien discharges, each in a form and substance reasonably acceptable to the Buyer, with respect to all Indebtedness of the Casablanca Subsidiaries outstanding as of the Closing Date;

(d)   the certificates, evidence and other deliverables required under Sections  7.2 (Representations and Warranties), 7.3 (Performance of Covenants), 7.4 (No Material Adverse Effect), 7.7 (Outstanding Indebtedness), and, if applicable, 7.9 (Replacement Leases for Canton and Hilliard) as conditions to the Buyer’s obligation to effect the Closing;

(e)   Sellers shall have delivered to Buyer the written consents of third parties or Governmental Entities required pursuant to Section 4.4 that Sellers have obtained;

(f)   the managers and officers of each Casablanca Subsidiary shall have tendered resignation letters in form and substance reasonably acceptable to the Buyer on or prior to the Closing, such resignation letters to be effective upon the Closing;

(g)   to the extent in the possession or control of Sellers or any Casablanca Subsidiary, all of the keys, passcodes, keycards, and similar items for all locks (for doors, cabinets and any other locked item) within, on or about each of the Casablanca Properties;

(h)   for each Casablanca Property that is an Insured Property, (i) the original to the extent available, or a copy, of the existing title insurance policy, (ii) a “date down” endorsement to the existing owner’s title policy bringing the date of the title insurance policy to the Closing Date subject only to Permitted Encumbrances, and (iii) a non-imputation endorsement to the existing owner’s title policy in accordance with Section 7.8;

(i)   for each Casablanca Property that is an Uninsured Property, a Title Policy subject only to Permitted Encumbrances with endorsements reasonably acceptable to the Buyer, including, without limitation comprehensive, zoning, and non-imputation endorsements, to the extent available in accordance with Section 7.8;

(j)   all deposits and reserves set forth on Section 4.6(e) of the Disclosure Schedule and pertaining to the Casablanca Properties, including all original letters of credit; and

(k)   the Intercreditor Agreements required by Section 6.12 with respect to the applicable Casablanca Properties.

9.3   Deliveries at the Closing by the Buyer.

At the Closing, in addition to the other actions contemplated elsewhere herein, the Buyer shall deliver or cause to be delivered to Sellers:

(a)   the Final Purchase Price in accordance with Sections 2.1 and 2.3;

(b)   a certificate, dated the Closing Date, executed, on behalf of the Buyer, by the Secretary of the Buyer certifying as of the Closing Date the following:  (i) copies of the certificate of incorporation of the Buyer and all amendments thereto, certified by the Secretary of State of the State of Maryland as of a date not more than 30 days prior to the Closing Date; (ii) a copy of the bylaws of the Buyer, as amended and in effect as of the Closing Date; (iii) copies of resolutions of board of directors of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby and thereby; (iv) the due authorization of the Buyer to execute and deliver the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby and thereby; and (v) the name, title and incumbency of, and bearing the signatures of, the officers of the Buyer authorized to execute and deliver the Transaction Documents to which the Buyer is a party and any other agreement, instrument or other document necessary for the Buyer to consummate the transactions contemplated hereby;

(c)   the certificates required under Sections 8.2 (Representations and Warranties) and 8.3 (Performance of Covenants) as a condition to Seller’s obligation to effect the Closing;

(d)   Buyer shall have delivered to Sellers the written consents of third parties or Governmental Entities required pursuant to Section 5.4 that Buyer has obtained; and

(e)   the Intercreditor Agreements required by Section 6.12 with respect to the applicable Casablanca Properties.

9.4   Transfer Taxes.

All transfer and recording taxes, filing fees and other similar expenses arising in connection with the conveyances contemplated by this Option Agreement that are due upon or as a result of the consummation of the transactions contemplated hereby shall be paid one-half by Sellers and one-half by Buyer.  In connection with the Closing, Sellers and Buyer shall file with the relevant Governmental Entities all transfer tax returns, affidavits and other similar instruments, if any, required in connection with the payment of the foregoing expenses, or, to the extent not filed contemporaneously with the Closing, shall escrow sufficient funds with the title insurer (or other third party reasonably acceptable to Sellers and the Buyer) to cover such taxes or the Buyer shall receive a credit for Sellers’ share of such taxes and the Buyer shall pay such taxes or cause such taxes to be paid.  Notwithstanding anything in this Option Agreement to the contrary, the obligations of Sellers and the Buyer under this Section 9.4 shall survive the Closing indefinitely and the indemnity obligations of Sellers or the Buyer, as applicable under this Option Agreement with respect to the obligations under this Section 9.4 shall not be subject to any threshold, deductible, or other limitation.

SECTION 10.  REMEDIES

10.1         Clawback Remedy.

Notwithstanding anything to the contrary contained in this Option Agreement, upon the occurrence of any Clawback Trigger Event (as defined below) the Buyer shall have the right, exercisable by written notice (a “Clawback Demand”) made upon Sellers, to require Sellers to refund an amount equal to the Option Price, and in such event, Sellers shall refund such amount to the Buyer within ten days after receipt of a Clawback Demand, which refund shall be in the form of either a return of the Stock Consideration or, in the event Sellers no longer beneficially own the Stock Consideration, the refund of $25,000,000 in cash.  In the event Sellers shall fail to refund the Option Price within such ten day period, (a) the Buyer shall have the right to take legal action (the “Enforcement Action”) to enforce such refund (and so long as any lawsuit to enforce the refund of the Option Price pursuant to this Section 10.1 shall be pending, the expiration date of the Option Period shall be extended one day for each day that such lawsuit is pending; provided, however, that the Casablanca Option shall expire at 5:00 p.m. New York City time on the third Business Day following the date on which the Option Price is amount is refunded to the Buyer.  Unless the Buyer shall have otherwise expressly otherwise agreed in writing, so long as the Option Period shall not have expired as hereinabove provided, the Casablanca Option shall survive any dismissal with prejudice of an Enforcement Action or the entry by a court of competent jurisdiction of a final non-appealable orders in connection with the Enforcement Action finding that the Buyer is not entitled to a refund of the Option Price.

The term “Clawback Trigger Event” shall mean the occurrence of any of the following events or circumstances:

(a)   the occurrence of an “event of default” under the Casablanca Senior Loan or Casablanca Mezzanine Loan which results in the acceleration of the maturity thereof and/or any attempt by the Lender or Holder thereof to exercise remedies against any collateral therefor;

(b)   the occurrence of any event, act or circumstance that results in action or attempted action by the Lender or Holder of the CapitalSource Guaranty to exercise any remedies thereunder;

(c)   any of the representations and warranties of Sellers under the Transaction Documents, solely as they relate to Casablanca, shall prove to be false when made as of the date of this Option Agreement, except in each case where to the extent that the failure of any such representations and warranties to be true and correct as of such date shall not have had a Material Adverse Effect on the Casablanca Subsidiaries taken as a whole;

(d)   the material breach by Sellers of any of their covenants under Section 6.1 hereof, which default is not cured within 30 days after written notice thereof by the Buyer to Sellers;

(e)   the breach by Sellers of any of their covenants under Section 6.4 hereof; and

(f)   the failure of Sellers to fulfill any condition to the obligations of Buyer to consummate the purchase of the Casablanca Units set forth in Section 7 after the exercise of the Casablanca Option and a good faith and reasonable determination by the Buyer that such obligations cannot be fulfilled prior to December 31, 2011.

SECTION 11.  INDEMNIFICATION

11.1         Survival.

All representations and warranties contained or incorporated into this Option Agreement shall be made as of the date or dates thereof as indicated and not any date after the Closing Date, but shall survive the Closing until the first anniversary of the Closing Date, except that (a) the representations and warranties contained in Sections 4.12 (Compliance with Laws and Permits), as appropriate, and 4.13 (Environmental) shall survive the Closing until the third anniversary of the Closing Date, (b) the representations and warranties set forth in Sections 4.7 (Taxes) and 5.11 (Taxes) shall survive the Closing until 30 days following the date on which all claims relating to the subject matter thereof shall have been barred by the relevant statutes of limitations, and (c) the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Power and Authorization), Section 4.3 (Capitalization), Section 4.4(i) (No Conflicts and Consents), Section 5.1(i) (Organization and Good Standing) Section 5.2 (Power and Authorization), Section 5.3 (Validity of Contemplated Transactions) and Section 5.7 (Capitalization) shall survive indefinitely.  All covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

11.2          Indemnification.

(a)   Sellers shall, jointly and severally, indemnify and hold the Buyer and its Affiliates and their respective directors (or Persons in similar positions), officers, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Damages arising from or in connection with or otherwise with respect to (i) any inaccuracy in any representation or the breach of any warranty of any Seller under the Transaction Documents relating to Casablanca Holdings, (ii) the failure of any Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Option Agreement, or (iii) any Excluded Liability.

(b)   The Buyer shall indemnify and hold each Seller and its Affiliates and its respective directors (or Persons in similar positions), officers, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against any Damages arising from or in connection with or otherwise with respect to (i) any inaccuracy in any representation or the breach of any warranty of the Buyer under this Option Agreement or any certificate or other instrument delivered by the Buyer at the Closing pursuant to the provisions of Section 8, (ii) the failure of the Buyer to duly perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Option Agreement, or (iii) any Assumed Indebtedness.

(c)   Notwithstanding anything herein to the contrary, other than with respect to any Excluded Liability, (i) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2 (a) if the Damages to which the Buyer Indemnified Parties would otherwise be entitled to indemnification with respect to any single breach or inaccuracy are less than $100,000; and (ii) no indemnification shall be available to any Buyer Indemnified Party under Section 11.2 (a) unless and until the aggregate amount of the Damages for which the Buyer Indemnified Parties (as applicable) seek indemnification (excluding Damages not available as a result of clause (i) above) exceeds a one-time deductible amount of $1,000,000 (the “Deductible Amount”), in which case the relevant Buyer Indemnified Parties entitled to such indemnification shall be entitled to recover all such Damages to which such Buyer Indemnified Parties are entitled in excess of such Damages constituting the Deductible Amount.  Other than with respect to any Assumed Indebtedness, (A) no indemnification shall be available to any Seller Indemnified Party under Section 11.2 (b) if the Damages to which the Seller Indemnified Parties would otherwise be entitled to indemnification with respect to any single breach or inaccuracy are less than $100,000, and (B) no indemnification shall be available to any Seller Indemnified Parties under Section  11.2 (b) unless and until the aggregate amount of the Damages for which the Seller Indemnified Parties (as applicable) seek indemnification (excluding Damages not available as a result of Section 11.2(c)(i) exceeds the one time Deductible Amount, in which case the relevant Seller Indemnified Parties entitled to such indemnification shall be entitled to recover such Damages to which such Seller Indemnified Parties are entitled in excess of such Damages constituting the Deductible Amount.  The obligations of Sellers pursuant to the indemnification provisions set forth in this Section 11.2, and recourse against the Sellers pursuant to this Section  11.2, shall be limited such that the aggregate liability of Sellers under this Section  11.2 shall not exceed ten percent (10%) of the Final Purchase Price (the “General Indemnification Cap”) in the aggregate.  The obligations of the Buyer pursuant to the indemnification provisions set forth in this Section  11.2, and recourse against the Buyer pursuant to this Section 11.2, shall be limited such that the aggregate liability of the Buyer under this Section 11.2 shall not exceed in the aggregate the then General Indemnification Cap; provided, however, that, for the avoidance of doubt, the foregoing limitations set forth in this Section  11.2 (c), including, without limitation, the Deductible Amount and the General Indemnification Cap, shall not apply to (X) any Excluded Liability, and (pursuant to Section  11.2 (a)) Sellers shall indemnify and hold the Buyer Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any Excluded Liability from the first dollar of any Excluded Liability and without any cap or other limitation with respect to the amount thereof and (Y) any Assumed Indebtedness, and (pursuant to Section 11.2 (b)) Buyer shall indemnify and hold the Seller Indemnified Parties harmless from and against any Damages arising from or in connection with or otherwise with respect to any Assumed Indebtedness from the first dollar of any Damages incurred without any cap or other limitation with respect to the amount thereof.  Notwithstanding anything in this Option Agreement to the contrary, for purposes of determining the amount of Damages to which an Indemnified Party is entitled under Section 11.2, but not for determining whether or not any inaccuracy or breach has occurred, all of the representations, warranties and covenants set forth in this Option Agreement that are qualified by “material,” “materiality,” “material respects,” or words of similar import shall be deemed to have been made without any such qualification for purposes of determining the amount of Damages resulting from, arising out of or relating to any such breach or violation of representation, warranty or covenant.

(d)   Each Indemnified Party, upon it or (as applicable) its directors (or Persons in similar positions) or officers becoming aware of any event which gives rise to any indemnification rights such Indemnified Party has or may have under this Section 11.2, shall take reasonable steps to mitigate any Damages in respect of which such indemnification may be sought, including (i) using its commercially reasonable efforts to secure payment from available insurance arrangements, including insurance arrangements maintained by any Tenant with respect to any Casablanca Subsidiary or Casablanca Property that are to provide coverage with respect to such Damages (an “Insurance Payment”) and (ii) using its commercially reasonable efforts to secure reimbursement, indemnity or other payment from any third Person obligated by Contract or otherwise to reimburse, indemnify or pay the Indemnified Party with respect to such Damages (a “Third Party Payment” and, together with an Insurance Payment, a “Mitigation Payment”); provided, however, that no such Indemnified Party shall be required to pursue any potential source of a Mitigation Payment prior to seeking indemnification hereunder or incur any material costs or expenses (unless the Indemnifying Party agrees to reimburse such costs and expenses) or take any action materially adverse to such Indemnified Party in complying with its obligation to mitigate under this Section  11.2 (d) and in no event may any Indemnifying Party assert any failure to mitigate by an Indemnified Party as a defense to a claim for indemnification hereunder.

(e)   Any calculation of Damages for purposes of this Section 11.2 shall be net of (i) any Mitigation Payment actually received; provided, however that the Mitigation Payment received or recovered shall be reduced by the amount of any out-of-pocket costs incurred in pursuing such Mitigation Payment; and (ii) Tax benefits actually realized under applicable Law in respect of such Damages, in each case net of all reasonable costs and expenses of recovering any such Tax benefits, whether realized in the year in which payments of Damages are made or thereafter.  In the event a payment is made to an Indemnified Party with respect to any Damages and thereafter the Indemnified Party receives a Mitigation Payment with respect to such Damages, the Indemnified Party shall reimburse the Indemnifying Parties an amount equal to the lesser of (x) the Mitigation Payment and (y) the amount so paid by the Indemnifying Parties.

(f)   Upon receipt by any Indemnified Party of written notice from any third party of any action, suit, proceedings, claim, demand or assessment by such third party against such Indemnified Party which would reasonably be expected to give rise to a claim for Damages hereunder, such Indemnified Party shall as promptly as practicable give written notice thereof to the Buyer or Sellers (as applicable, the “Indemnifying Party”), if indemnification shall be sought therefrom, indicating the nature of such claim and the basis therefor; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its option and expense (and by its own counsel), to assume the defense of any such matter involving the liability of the Indemnified Party asserted by a third party as to which the Indemnifying Party shall have acknowledged its obligation to indemnify the Indemnified Party hereunder. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party will cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability; provided, however, that the Indemnifying Party shall not settle any such asserted liability without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless such settlement (x) includes only the payment of monetary damages, (y) does not impose any injunctive or equitable relief upon the Indemnified Party and (z) includes a complete and unconditional release of the Indemnified Party and does not include any admission of wrongdoing by the Indemnified Party.  Notwithstanding any such election to assume the defense of such action or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses at least quarterly), if the Indemnified Party shall have reasonably concluded that (i) there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of such Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (ii) the claim seeks non-monetary relief which, if granted, could materially and adversely affect such Indemnified Party or its Affiliates (in which case, notwithstanding any other term of this Option Agreement, the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of such Indemnified Party), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or proceeding (for the avoidance of doubt, Bryan Cave LLP and Hogan & Hartson LLP shall each be deemed satisfactory counsel) or (iv) the Indemnifying Party shall authorize such Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(g)   Unless otherwise required by applicable Law, the parties hereto agree to treat any payment made pursuant to this Section 11.2 as an adjustment to the consideration paid pursuant to this Option Agreement for all Tax purposes.

(h)   Sellers and the Buyer hereby acknowledge and agree that, from and after the Closing Date, the foregoing indemnification provisions in this Section 11.2 shall be the sole and exclusive rights and remedy of any Indemnified Party with respect to the transactions contemplated by this Option Agreement, including, without limitation, with respect to (a) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Option Agreement or (b) any failure duly to perform or observe any term, provision, covenant or agreement contained in this Option Agreement; provided, however, that nothing set forth herein shall be deemed to limit any party’s rights or remedies in the event that the other party has committed fraud in connection herewith.

(i)   Notwithstanding any other provision of this Option Agreement, Sellers shall have no obligation to indemnify, defend, or hold harmless Buyer Indemnified Parties with respect to Damages related to Remediation of Hazardous Materials if such Damages arise solely from environmental sampling performed by Buyer indiscriminately and for the sole purpose of discovering conditions which would require Remediation under applicable Law.

11.3         Environmental Remediation

(a)   Any Remediation for which an Indemnified Party seeks indemnification from Sellers under this Section 11 shall be governed by this Section 11.3.

(b)   Buyer Indemnified Parties shall have the right to perform Remediation and seek indemnification from Sellers for related costs or shall, at their sole option, elect to have Sellers perform all or a portion of such Remediation.

(c)           Any Party performing a Remediation the cost of which is the responsibility of Sellers pursuant to Section 11 of this Agreement (“Performing Party”) shall: (i) provide written notification to the other Party (“Other Party”) that it intends to perform Remediation prior to commencing any such Remediation; (ii) shall select a qualified consultant to oversee the Remediation, subject to the approval of the Other Party, whose approval shall not be unreasonably withheld; (iii) provide the Other Party with a reasonable opportunity to comment in advance upon any material written communications, filings, reports, correspondence or other writings given to any Governmental Entity in connection with such Remediation and consider timely provided comments in good faith; (iv) to the extent practical, provide the Other Party with a reasonable opportunity to participate in any meetings with any Governmental Authority regarding the Remediation at such Other Party’s sole cost and expense; (v) comply with applicable Laws; (vi) minimize costs in conducting any Remediation and employ cost-effective Remediation methods that are commercially reasonable under the circumstances; (vii) use risk based clean-up standards and employ deed restrictions and institutional and engineering controls to the extent commercially reasonable; (viii) allow the Other Party or their agents reasonable access to the Casablanca Properties for purposes of observing the Remediation so long as such Other Party and its agents do not interfere with the Remediation or the operation of the business conducted thereon; (ix) keep the Other Party reasonably informed of the progress of any such Remediation and the schedule for completing such Remediation; (x) within five (5) business days of receipt, use commercially reasonable efforts to provide to the Other Party copies of all material written communications, filings, reports, correspondence or other writings, photographs or materials received from any Person (including any Governmental Authority) in connection with the performance of any such Remediation; and (xi) use commercially reasonable efforts to preserve any rights the Other Party may have against insurers or other third parties.

(d)           Buyer shall permit Sellers and their representatives and consultants  access to the applicable real property (i) for purpose of performing the Remediation, to the extent Sellers are performing the Remediation, so long as Sellers use commercially reasonable efforts to minimize interference with the business conducted thereon and (ii) for observing and monitoring the Remediation if Buyer is performing the Remediation, so long as Sellers uses commercially reasonable efforts to minimize interference with Buyer’s Remediation or the business conducted thereon.  Following completion of any Remediation performed by Sellers, Sellers shall promptly return the real property to substantially the same condition in which it existed prior to the commencement of the Remediation (other than with respect to the presence of Hazardous Materials).  Buyer Indemnified Parties shall reasonably cooperate with Sellers with respect to any Remediation performed by Sellers in accordance with this Section 11.3.

SECTION 12.  CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

12.1          Casualty.

(a)   Sellers shall notify the Buyer as soon as reasonably practicable after obtaining Knowledge of the occurrence of any Force Majeure Event with respect to any Casablanca Property and of any material damage or destruction (a “Casualty Event”) by fire or other casualty that is suffered by any Casablanca Property on or before the Closing Date or the HUD Portfolio Closing Date, as appropriate, which notice shall include a reasonably detailed description of the extent of such damage or destruction and of the relevant Casualty Event. If, on or prior to the relevant Closing Date, any Casablanca Property shall have been damaged or destroyed by a Casualty Event or a Force Majeure Event, then the Buyer shall proceed to effect the relevant Closing in which such Casablanca Property is included, in which event the provisions of Sections  12.1 (b) shall apply.

(b)   With respect to any Casablanca Subsidiary that owns an Casablanca Property that has been damaged by a Casualty Event or a Force Majeure Event:

(i)    Sellers shall not (A) adjust and settle any insurance claims with respect to such damaged Casablanca Property, or (B) enter into any construction or other contract for the repair or restoration of such damaged Casablanca Property, in each case, without the Buyer’s prior written consent (except no such consent shall be necessary to repair or restore any emergency or hazardous condition at such damaged Casablanca Property), which consent shall not be unreasonably withheld, conditioned or delayed;

(ii)        at the relevant Closing, Sellers shall (A) pay over to the Buyer the amount of any insurance or other proceeds, to the extent collected by Sellers or any Casablanca Subsidiary in connection with such Casualty Event or Force Majeure Event, less the amount of the actual and reasonable unreimbursed expenses incurred by Sellers or any Casablanca Subsidiary in connection with collecting such proceeds and making any repairs to the applicable Casablanca Property occasioned by such Casualty Event or Force Majeure Event pursuant to any contract (provided that such contract was reasonably approved by the Buyer as required by this Section 12.1) and (B) assign to the Buyer in form reasonably satisfactory to the Buyer all of Sellers’ right, title and interest in and to (or provide written confirmation from Sellers of an Casablanca Subsidiary’s right to) any insurance proceeds that are uncollected at the time of the subject Closing and that may be paid in respect of such Casualty Event or Force Majeure Event. Sellers shall cooperate with the Buyer in the collection of such proceeds, which obligation shall survive the subject Closing; and

(iii)          The Final Purchase Price shall be reduced by the amount by which:

(1)    the reasonably estimated post-closing cost of repair and restoration of all of the Damaged Properties,

exceeds

(2)    the remaining balance of the insurance proceeds assigned pursuant to (ii)(A) above plus the uncollected insurance proceeds or tenant contributions to the cure reasonably expected to be collected after the relevant Closing by the Casablanca Subsidiary and described in (ii)(B) above;

provided, however, that if such amount in the aggregate is less than One Million Dollars ($1,000,000), then (a) no reduction shall be made to the Final Purchase Price and (b) such amount shall count against the Deductible Amount for purposes of indemnification claims under Section 11.2 without regard to the limitations set forth in Section 11.2(c)(i); provided, further, that if the Deductible Amount has otherwise been reached, then such reduction (or a reduction to the extent of the excess over the Deductible Amount) shall be made to the Final Purchase Price.

12.2         Condemnation Pending Closing.

If, prior to the Closing Date, condemnation or eminent domain proceedings shall be commenced by any competent public authority against any Casablanca Property or any portion thereof, Sellers shall promptly (but in no event more than two Business Days after obtaining Knowledge of such proceedings) notify the Buyer thereof, which notice shall include a reasonably detailed description of the nature and extent of such proceedings and of each Casablanca Property affected thereby. After notice of the commencement of any such proceedings, the Buyer shall accept title to such Casablanca Property subject to such proceedings, whereupon any award payable to Sellers shall be paid to the Buyer and Sellers shall deliver to the Buyer at the Closing all assignments and other documents reasonably requested by the Buyer to vest such award in the Buyer.

SECTION 13.  DEFINITIONS

As used in this Option Agreement, the following terms shall have the respective meanings below:

“Arbors Base Rent” shall have the meaning set forth in Section 7.9(a).

“Arbors Initial Rent” shall have the meaning set forth in Section 7.9(a).

“Accrued Expenses” shall have the meaning set forth in Section 2.3 (a).

“Accrued Income” shall have the meaning set forth in Section 2.3 (a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.4 (a).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls such Person, and (b) each Person that is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Indebtedness” shall have the meaning set forth in Section 2.2(a).

“Base Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Common Stock” means the common stock, par value $0.10 per share, of the Buyer.

“Buyer Consents” shall have the meaning set forth in the Purchase Agreement.

“Buyer Disclosure Schedules” shall have the meaning set forth in Section 6.5.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 11.2 (a).

“Buyer Transaction Costs” means all costs and expenses incurred by the Buyer in connection with the negotiation, documentation, execution, delivery and performance of the Transaction Documents, including, without limitation, the fees and disbursements of counsel, accountants and consultants engaged by the Buyer and any inspection, examination, survey, test boring, soil bearing test or other engineering, structural, building system, environmental, architectural or landscaping test or drawing performed by or at the direction of the Buyer in connection with the transactions contemplated hereby and thereby, and one-half of the cost of any date-down endorsement to existing title insurance policies.

“Canton Property” shall have the meaning set forth in Section 6.17(b).

“Cap Rate” shall have the meaning set forth in Section 7.9(a).

“CapitalSource” shall have the meaning set forth in the Preamble.

 “Casablanca Holdings” shall have the meaning set forth in the Recitals.

“Casablanca Mezzanine Lender” means JER US Debt Finance Company CS LLC, successor to Column Financial, Inc., in its capacity as the holder of the Casablanca Mezzanine Loan, and its permitted successors and assigns in such capacity.

“Casablanca Mezzanine Loan” means that certain mezzanine loan in the original principal amount of $36,140,981, made by the Casablanca Mezzanine Lender to CSE Casablanca Holdings II, pursuant to that certain Mezzanine Loan Agreement dated as of July 31, 2007, between CSE Casablanca Holdings II LLC and the Casablanca Mezzanine Lender, as the same may be amended, extended, renewed or replaced in accordance with the provisions of this Option Agreement.

“Casablanca Option” shall have the meaning set forth in Section 1.

“Casablanca Option Price” shall have the meaning set forth in Section 2.1.

“Casablanca Units” shall have the meaning set forth in the Recitals.

“Casablanca Property” and “Casablanca Properties” shall have the meaning set forth in the Recitals.

“Casablanca Senior Lender” means Wells Fargo Bank, N.A., as Trustee  for the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-TFL2, successor to Column Financial, Inc., in its capacity as the holder of the Casablanca Senior Loan, and its permitted successors and assigns in such capacity.

“Casablanca Senior Loan” means that certain mortgage loan in the original principal amount of $287,182,422, made by the Casablanca Senior Lender to the Casablanca Senior Loan Borrowers pursuant to the Casablanca Senior Loan Agreement

“Casablanca Senior Loan Agreement” means that certain Amended and Restated Loan Agreement dated as of March 29, 2007, between the Casablanca Senior Loan Borrowers and the Casablanca Senior Lender, as heretofore amended by that certain Modification Agreement dated as of July 31, 2007, between the Casablanca Senior Lender and the Casablanca Senior Loan Borrowers, as the same may be further amended, extended, renewed or replaced in accordance with the provisions of this Option Agreement.

“Casablanca Senior Loan Borrowers” means, collectively, the Casablanca Subsidiaries identified as such on Schedule III of the Purchase Agreement, being the borrowers under the Casablanca Senior Loan.

“Casablanca Subsidiaries” shall have the meaning set forth in the Recitals.

“Casablanca Units” shall have the meaning set forth in the Recitals.

“Casablanca II” has the meaning set forth in Section 6.16(a).

“Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Casualty Event” shall have the meaning set forth in Section 12.1 (a).

“Clawback Demand” shall have the meaning set forth in Section 10.1.

“Clawback Trigger Event” shall have the meaning set forth in Section 10.1.

“Closing Adjustments” shall have the meaning set forth in Section 2.2(a).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.10.

“Consents” shall have the meaning set forth in Section 7.5.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Contract” means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument, lease (but not including any Property Lease), forbearance agreement, consent, waiver or understanding, including any and all amendments, supplements, and modifications thereto, in each case whether written or oral, to or under which any Casablanca Subsidiary or any of their respective assets is legally bound.

“CSE Canton” shall have the meaning set forth in Section 6.17(a).

“CSE Hilliard” shall have the meaning set forth in Section 6.17(a).

“CSE Pittsburg” shall have the meaning set forth in Section 6.16(a).

“CSE SLB” shall have the meaning set forth in the Preamble.

“CSH REIT” shall have the meaning set forth in the Preamble.

“Damages” means any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, any Proceeding brought by any Governmental Entity or other Person), including, without limitation, reasonable attorneys’, experts’ and consultants’ fees and costs of investigation or defense.

“Deductible Amount” shall have the meaning set forth in Section 11.2(c).

“Disclosure Schedule” shall mean the “Sellers’ Disclosure Schedule” as defined in the Purchase Agreement.

“Encumbrance” means any mortgage, pledge, security interest, encumbrance, lien, limitation, restriction, assessment, encroachment, defect in title or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax or Indebtedness) or the performance of an obligation.

“Enforcement Action” has the meaning set forth in Section 10.1.

“Environmental Laws” means all Laws (a) related to emissions, discharges, spills, Releases or threatened Releases of any Hazardous Materials into or impacting the indoor or outdoor environment, (b) governing the manufacture, processing, distribution, recycling, sale, offer for sale, distribution, use, generation, treatment, storage, disposal, transport, or handling of Hazardous Materials or (c) related to pollution or to the protection of the environment, human health or natural resources. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Occupational Safety and Health Act (but only to the extent it relates to exposure to Hazardous Materials), the Clean Water Act, the Clean Air Act, the Safe Drinking Water Act, and the Emergency Planning and Community Right-to-Know Act, each as amended from time to time, the state and local Laws implementing such Laws, and all state, local or foreign analogs.

“Excluded Liabilities” means any and all liabilities or obligations of any Seller or any Casablanca Subsidiary, whether accrued, absolute, contingent, known, unknown or otherwise including without limitation, taxes payable by any Seller pursuant to Section 6A of the Purchase Agreement, relating to any period ending on or before the Closing Date, as appropriate; provided, however, that “Excluded Liabilities” shall expressly not include any liability to the extent such liability is taken into account in the Closing Adjustments or any liability that results from or arises out of any Assumed Indebtedness or any post-Closing obligation or liability of the Casablanca Subsidiaries unless the result of an inaccurate representation or breach of a warranty or covenant or unless such post-Closing obligation or liability arises from or is related to (i) the environmental condition of any Casablanca Property prior to the Closing Date Closing Date or (ii) any actions or omissions by Seller or any Casablanca Subsidiary prior to the Closing Date.

“Exercise Notice” shall have the meaning set forth in Section 3.

“Facility Operator” means (a) as of the date hereof, each Person identified on Schedule IV hereto as a “Current Facility Operator”, and (b) as of immediately prior to the Closing, each Person identified on Schedule IV hereto as a “Facility Operator Upon Closing”.

“Final Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Financing” shall have the meaning set forth in Section 6.15.

“Force Majeure Event” means any riot, act of terrorism, war or hostilities between nations, act of God, fire, explosion, storm damage, tornado damage or flood damage that prevents any of the transactions contemplated by this Option Agreement from being consummated as a result of the ability of any party thereto, pursuant to and in accordance with the terms hereof, to terminate this Option Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, including without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and assigns.

“General Indemnification Cap” shall have the meaning set forth in Section 11.2 (c).

“Governmental Entity” means any domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission, arbitrator or tribunal or any regulatory, administrative or other authority or agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means:  (a) any liquid, gaseous or solid material, substance or waste that (from use, handling, processing, storage, emission, disposal, spill, Release or any other activity or for any other reason) (i) is regulated by, forms the basis of liability under, or requires removal, remediation or reporting under any Environmental Law, or is listed, classified, defined, or regulated as a contaminant, pollutant, solid waste, toxic product or substance, “hazardous waste” or “hazardous substance” (or any other similar terms) pursuant to any Environmental Law, (ii) is regulated under Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or (iii) is otherwise hazardous to human health or to the environment; (b) any petroleum product or by-product or fractions thereof, petroleum-derived substances, asbestos, polychlorinated biphenyls, radon, toxic mold, fungi, bacteria, lead-based paint, pesticides, defoliants, alcohols, chemical solvents, polybrominated diphenyl ether, or urea formaldehyde; and (c) any medical or radioactive waste, substance or material defined as such in the Occupational Safety & Health Act, the Toxic Substances Act or any Environmental Law.

“Hilliard Property” shall have the meaning set forth in Section 6.17(b).

“Income Tax” means any federal, state, local, or foreign tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to any Casablanca Subsidiary: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets (including securities), or relating to a capitalized lease obligation, including, without limitation, accounts payable or any other indebtedness to trade creditors created or assumed by any Casablanca Subsidiary in the ordinary course of business in connection with the obtaining of materials or services; (b) obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; (d) all Indebtedness of others secured by any lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (e) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (f) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (e) above.

“Indemnified Parties” shall have the meaning set forth in Section 11.2 (b).

“Indemnifying Party” shall have the meaning set forth in Section 11.2 (f).

“Independent Accountant” shall have the meaning set forth in Section 2.3 (b).

“Initial Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Insurance Payment” shall have the meaning set forth in Section 11.2 (d).

“Insured Property” shall have the meaning set forth in Section 6.14(a).

“Intercreditor Agreement” shall have the meaning set forth in Section 6.12.

“Knowledge” means (i) with respect to Sellers, the actual knowledge of the individuals listed on Exhibit H to the Purchase Agreement, and (ii) with respect to the Buyer, the actual knowledge of the individuals listed on Exhibit I to the Purchase Agreement.

“Law” means any law (including, without limitation, the Foreign Corrupt Practices Act), common law, statute (including, without limitation, those relating to zoning, land use, the Americans with Disabilities Act, abandoned property and similar laws and regulations), ordinance, regulation, rule, directive, Permit, license, certificate, judgment, order, award, decree or other decision or requirement of any Governmental Entity.

“Material Adverse Effect” means, when used with reference to the Casablanca Subsidiaries, or the Buyer, as the case may be (and Sellers in the case of the provisions of Section 7.4), any event, circumstance, change or effect (any such item, an “Effect”) that is materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect:  (i) any Effect that results from changes in general economic conditions or changes in securities markets in general, including any changes in interest rates, (ii) any Effect that results from general changes in the industries in which such party and its Subsidiaries operate, (iii) any Effect related to the public announcement or the pendency or consummation of the transactions contemplated by this Option Agreement, (iv) any Effect that results from any action taken at the specific request of the other party, (v) any change in the market price or trading volume of the Buyer Common Stock after the date hereof, (vi) any Effect that results from natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof, or (vii) any Effects resulting from any change in applicable law or regulation applicable to a party or any of its Subsidiaries; except in the case of clauses (i), (ii), (vi) and (vii), for any Effect that has a significantly disproportionate adverse impact on such party and its Subsidiaries compared to other companies of similar size operating in the principal industries in which such party and its Subsidiaries operate.

“Mitigation Payment” shall have the meaning set forth in Section 11.2 (d).

“Option Agreement” shall have the meaning set forth in the Preamble.

“Option Period” shall have the meaning set forth in Section 3.

“Order” shall have the meaning set forth in Section 6.3.

“Other Party” shall have the meaning set forth in Section 11.3(c).

“Past Due Rent” shall have the meaning set forth in Section 2.3 (a).

“Performing Party” shall have the meaning set forth in Section 11.3(c).

“Permits” means all material governmental licenses, permits, registrations, filings, orders, qualifications, approvals and authorizations which are required in order to conduct Casablanca’s business as conducted presently in all material respects and as of immediately prior to the Closing and to own and lease its respective assets and properties as such assets and properties are owned and leased by each Casablanca Subsidiary as of the date hereof and immediately prior to the Closing.

“Permitted Encumbrance” means any (a) right of way, easement, Encumbrance, written agreement or Law affecting the improvement, use or occupancy or any reservation of an interest in title imposed or promulgated by applicable Law with respect to real property and improvements, including zoning regulations, provided they do not materially and adversely affect the current use of any Casablanca Property, (b) right of way, easement, Encumbrance, written agreement or Law affecting the improvement, use or occupancy or any reservation of an interest that is disclosed on existing title reports or existing surveys delivered to the Buyer on or before the date hereof, (c) the existing subleases identified in Section 4.6(a) of the Disclosure Schedule (including the rights of subtenants thereunder), copies of which have been made available to the Buyer on or before the date hereof, (d) mechanics’, carriers’, workmen’s, repairmen’s and similar lien incurred in the ordinary course of business and which (i) is not yet due and payable, (ii) is duly budgeted to be paid and (iii) does not materially detract from the value of or materially interfere with the present use of any of the Casablanca Property, subject thereto or affected thereby, (e) Encumbrance for Taxes that are not yet due and payable, (f) agreement to which neither any Seller nor any Casablanca Subsidiary, is a party that does not affect the use or occupancy of any Casablanca Property, in any material respect or is otherwise not material, (g) the Property Leases (and the rights of tenants thereunder, including any rights of first refusal or purchase options thereunder) and any Property Lease entered into subsequent to the date hereof in accordance with the terms hereof, (h) all Encumbrances securing or otherwise relating to any Assumed Indebtedness (including any HUD regulatory agreements), and (i) minor imperfections or defects of title or other matters that do not materially detract from the value of or materially interfere with the use of any Casablanca Property.

“Permitted Securities Encumbrance” means adverse claims set forth on Section 4.3(a) of the Disclosure Schedule.

“Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

“Pinon Properties” shall have the meaning set forth in Section 7.9(b).

“Post-Closing Period” shall have the meaning set forth in Section 2.3 (a).

“Pre-Closing Period” shall have the meaning set forth in Section 2.3 (a).

“Prepaid Expenses” shall have the meaning set forth in Section 2.3 (a).

“Prepaid Income” shall have the meaning set forth in Section 2.3 (a).

“Proceeding” means any action, suit, proceeding, arbitration, claim, complaint, decree, lawsuit or any notice of violation, noncompliance or investigation.

“Property Lease” means each document comprising, evidencing, securing or entered into in connection with a lease or sublease of all or any portion of the real property compromising any Casablanca Property.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Release” means the intentional or unintentional spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Released Persons” shall have the meaning set forth in Section 6.7(a).

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, engineering or institutional controls, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.2(b).

“Seller Transaction Costs” means all costs and expenses incurred by any Seller and/or any of the Casablanca Subsidiaries in connection with the negotiation, documentation, execution, delivery and performance of this Option Agreement and the Transaction Documents, including, without limitation, the fees and disbursements of counsel, accountants and consultants engaged by Sellers, any Casablanca Subsidiary or any Affiliate thereof, one-half of the fees incurred in connection with obtaining the endorsements to the title insurance policies or endorsements required by Section 7.8 of this Agreement.

“Sellers” shall have the meaning set forth in the Preamble.

“Stock Consideration” shall mean the shares of Buyer Common Stock issued in payment of the Option Price.

“Subsidiary” means any Person (other than an individual) with respect to which any Person (or any Subsidiary thereof) has the power to vote or direct the voting of sufficient securities or other interests to elect a majority of the directors (or persons in similar positions, including, without limitation, trustees) thereof.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, windfall, profits, inventory, net worth, capital stock, assets, sales, use, license, registration, documentation fees, estimated, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation, customers’ duties, tariffs and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity or Tax authority.

“Tax Return” means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax.

“Tenant” means the tenant under each applicable Property Lease.

“Termination Date” shall have the meaning set forth in Section 3.

“Third Party Payment” shall have the meaning set forth in Section  11.2 (d).

“Title Commitments” shall have the meaning set forth in Section 6.14(b).

“Title Policy” shall have the meaning set forth in Section 6.14(b).

“Title Searches” shall have the meaning set forth in Section 6.14(b).

“Transaction Documents” means, collectively, this Option Agreement, the Purchase Agreement (solely to the extent incorporated by reference herein) and the certificates and instruments delivered hereby and thereby.

“Uninsured Property” shall have the meaning set forth in Section 6.14(b).

“Updated Disclosure Schedule” shall have the meaning set forth in Section 6.5.

SECTION 14.  GENERAL PROVISIONS

14.1          Construction.

Within this Option Agreement, the other Transaction Documents and all other documents required to consummate the transactions contemplated hereby, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Option Agreement shall require.  Unless otherwise specified, references to section numbers contained herein shall mean the applicable section of this Option Agreement and references to exhibits and schedules shall mean the applicable exhibits and schedules to this Option Agreement.  The parties have participated jointly in the negotiation and drafting of this Option Agreement. In the event an ambiguity or question of intent or interpretation arises, this Option Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Option Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any successor statute or Law thereto, unless the context requires otherwise.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

14.2          Further Assurances.

Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Option Agreement and to effectuate the purposes of this Option Agreement and to provide for the orderly and efficient transition to the Buyer of the ownership of the Casablanca Units.

14.3         Costs and Expenses.

Sellers shall bear the Seller Transaction Costs and the Buyer shall bear the Buyer Transaction Costs, and to the extent not covered by the foregoing, each party will pay its own costs and expenses.

14.4         Notices.

All notices or other communications permitted or required under this Option Agreement shall be in writing and shall be sufficiently given if and when hand delivered or sent by facsimile to the Persons set forth below or if sent by documented overnight delivery service or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses (or facsimile number) as shall be furnished in writing by any party hereto to the others.  Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Buyer:

Omega Healthcare Investors, Inc.
Suite 3500
200 Independence Circle
Hunt Valley, MD 21030
Attention:      C. Taylor Pickett
Facsimile:       (410) 824-3570

With a copy to:

Bryan Cave LLP
One Atlantic Center
14th Floor
1201 West Peachtree Street, N.E.
Atlanta, Georgia  30309-3488
Attention:      Rick Miller
Telephone:     (404) 572-6787
Telecopier:     (404) 420- 0787

To the Sellers:

c/o CapitalSource Inc.
4445 Willard Avenue
12th Floor
Chevy Chase, MD
Attention:      General Counsel
Facsimile:       (301) 841-2380

With a copy to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC  20004
Attention:      James Showen
                         Alexander Cobey
Facsimile:       (202) 637-5910

14.5         Assignment and Benefit.

(a)   This Option Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.  Neither this Option Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other parties hereto or thereto; provided, that the Buyer may assign its rights hereunder to one or more of its wholly-owned Subsidiaries (but the Buyer shall not be released from its obligations hereunder upon any such assignment).  Any assignment or attempted assignment other than in accordance with this Section  14.5 (a) shall be void ab initio.

(b)   Except as provided in Section 6.7 (Seller Releases) and Section 11.2 (Indemnification), this Option Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Option Agreement or any of the provisions herein contained, this Option Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and their respective permitted successors, heirs and assigns and for the benefit of no other Person or entity.

14.6          Amendment, Modification and Waiver.

The parties hereto may amend or modify, or may waive any right or obligation under, this Option Agreement in any respect, provided that any such amendment, modification or waiver shall be in writing and executed by the Buyer and Sellers.  No waiver of any breach of any provision of this Option Agreement shall constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

14.7          Governing Law; Consent to Jurisdiction.

This Option Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.  Any legal action, suit or Proceeding arising out of or relating to this Option Agreement shall be instituted, heard and determined exclusively in any federal court or in any state court located in Wilmington, Delaware, and each party hereto hereby waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and hereby irrevocably and unconditionally submits to the jurisdiction of any such court.  Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party hereto if given as provided in Section 14.4.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by applicable Law.

14.8         Section Headings and Defined Terms.

The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of any of the provisions of this Option Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.  All references to Schedules herein shall be references to Schedules in the Purchase Agreement.

14.9          Severability.

If any term or other provision of this Option Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Option Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Option Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14.10        Counterparts.

This Option Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile and PDF signatures), and all of which together shall be deemed to be one and the same instrument.  The parties hereto may deliver this Option Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile or via e-mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

14.11        Entire Agreement.

This Option Agreement, the other Transaction Documents, the Disclosure Schedule and the schedules and exhibits hereto constitute the entire agreement between the parties hereto, and supersede all prior agreements and understandings (written or oral), with respect to such subject matter.

14.12        Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.13        Remedies.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  Notwithstanding the foregoing, the rights and remedies contained in this Option Agreement shall constitute the sole and exclusive means of recourse against Sellers with respect to any current or future environmental conditions at, on, under or emanating from any of the Casablanca Properties or any other real property currently or formerly owned by Casablanca Holdings, and the Buyer expressly waives any and all other claims, rights, or causes of action it may have against Sellers, now or in the future, arising under, in connection with or relating to any Environmental Law (whether by statute, regulation, or common law) with respect to such properties.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions of this Option Agreement, this being in addition to any other remedy to which the parties are entitled at Law or in equity.  Notwithstanding anything to the contrary in this Option Agreement, in no event shall either party to this Option Agreement be liable for punitive damages however caused and on any theory of liability, arising out of the performance of, or the failure to perform, any obligation(s) set forth herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Casablanca Option Agreement as of the date first written above.

SELLERS:

CAPITALSOURCE INC.

By:
Name:
Title:

CSE SLB LLC

By:
Name:
Title:

BUYER:

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: Chief Executive Officer

CASABLANCA OPTION AGREEMENT

by and among

CAPITALSOURCE INC.,

CSE SLB LLC,

and

OMEGA HEALTHCARE INVESTORS, INC.

December 22, 2009

TABLE OF CONTENTS

SECTION 1.	GRANT OF OPTION	1
SECTION 2.	PURCHASE AND SALE OF OPTION AND CASABLANCA UNITS	1
2.1	Purchase Price for Casablanca Option.	1
2.2	Purchase Price For Casablanca Units.	2
2.3	Additional Adjustments and Apportionments.	3
2.4	Payments and Computations.	5
SECTION 3.	EXERCISE OF CASABLANCA OPTION	5
	Exercise.	5
SECTION 4.	SELLERS’ REPRESENTATIONS AND WARRANTIES	5
SECTION 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	5
5.1	Organization and Good Standing.	5
5.2	Power and Authorization.	6
5.3	Validity of Contemplated Transactions.	6
5.4	Consents.	6
5.5	Operator Matters.	7
SECTION 6.	COVENANTS OF THE PARTIES UNTIL CLOSING	7
6.1	Conduct of Business Pending Closing.	7
6.2	Access.	9
6.3	Consents and Cooperation.	10
6.4	No Solicitation.	11
6.5	Disclosure Schedule.	12
6.6	Notices of Certain Events.	12
6.7	Seller Releases.	13

6.8	Property Financial Statements.	14
6.9	Public Announcements.	14
6.10	Confidentiality.	14
6.11	Estoppel Certificates.	14
6.12	Intercreditor Arrangements.	14
6.13	Senior Loan Extension.	15
6.14	Title Searches; Title Commitments.	15
6.15	Seller Cooperation with Transaction Financing.	16
SECTION 7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	18
7.1	Deliveries at the Closing.	18
7.2	Representations and Warranties.	18
7.3	Performance of Covenants.	18
7.4	No Material Adverse Effect.	19
7.5	Approvals.	19
7.6	Legal Matters.	19
7.7	Outstanding Indebtedness.	19
7.8	Title Insurance.	19
7.9	Replacement Leases for Canton and Hilliard	20
SECTION 8.	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS	20
8.1	Deliveries at Closing.	20
8.2	Representations and Warranties.	21
8.3	Performance of Covenants.	21
8.4	Approvals.	21
8.5	Legal Matters.	21
8.6	Assumed Indebtedness.	21

SECTION 9.	CLOSING	22
9.1	Time and Place of the Closing; Extension.	22
9.2	Deliveries at the Closing by Sellers.	22
9.3	Deliveries at the Closing by the Buyer.	23
9.4	Transfer Taxes.	24
SECTION 10.	REMEDIES	24
10.1	Clawback Remedy.	24
SECTION 11.	INDEMNIFICATION	25
11.1	Survival.	25
11.2	Indemnification.	26
SECTION 12.	CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS	29
12.1	Casualty.	29
12.2	Condemnation Pending Closing.	30
SECTION 13.	DEFINITIONS	31
SECTION 14.	GENERAL PROVISIONS	41
14.1	Construction.	41
14.2	Further Assurances.	41
14.3	Costs and Expenses.	41
14.4	Notices.	41
14.5	Assignment and Benefit.	42
14.6	Amendment, Modification and Waiver.	43
14.7	Governing Law; Consent to Jurisdiction.	43
14.8	Section Headings and Defined Terms.	43
14.9	Severability.	44
14.10	Counterparts.	44
14.11	Entire Agreement.	44
14.12	Waiver of Jury Trial.	44
14.13	Remedies.	45